UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )
Filed by the Registrant ☒    Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☒    Definitive Additional Materials
☐    Soliciting Material Pursuant to Sec.240.14a-12
VIAVI SOLUTIONS INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

AMENDMENT AND SUPPLEMENT TO PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 9, 2022
The date of this Amendment and Supplement is October 31, 2022

The following information relates to the proxy statement (the “Proxy Statement”) of Viavi Solutions, Inc. (the “Company”, “we”, and “our”), filed on September 29, 2022, and furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for the 2022 Annual Meeting of Stockholders and any adjournment or postponement thereof (the “2022 Annual Meeting”) to be held on November 9, 2022, at 10:00 a.m. Mountain Time.

Explanatory Note

This Amendment and Supplement is being filed to amend Proposal No. 3 in the Proxy Statement and the disclosures in our Compensation Committee Chair letter and Compensation Discussion and Analysis related to our responses to the feedback that we received from our discussions with our major shareholders. Except as described in this Amendment and Supplement, the information provided in the Proxy Statement continues to apply. The Proxy Statement contains important additional information, and this Amendment should be read in conjunction with the Proxy Statement. Defined terms used but not defined in this Amendment have the meanings set forth in the Proxy Statement.

Amendment and Supplement to Proposal No. 3: Advisory Vote on Executive Compensation

In response to our 2021 Say-on-Pay advisory vote, we engaged in discussions with our major stockholders, and reviewed the feedback from the major proxy advisory firms. Our stockholders were primarily concerned with:

•The retention grants that were granted in FY21 outside of our annual long-term incentive compensation program.
•The lack of ESG metrics in our annual cash incentive plan.

Certain stockholders also expressed concern with the use of an absolute stock price metric with respect to the performance-based retention grants and/or asked that we consider incorporating operating metrics into our annual long-term incentive plan.

After further consideration of the feedback provided by our stockholders and the major proxy advisory firms, the Company is committed to making the following enhancements to our executive compensation program:

•We will not grant off cycle equity awards to our Named Executive Officers, except in connection with their hiring, for at least three years from September 29, 2022, the date of our annual proxy filing. This commitment will be for nearly five years from the date that we last granted one-time equity awards to continuing Named Executive Officers. Note that we will continue to provide annual refresh grants to out Named Executive Officers as part of our normal annual cycle.
•We will not grant performance-based equity awards, which use an absolute stock price metric in the future.
•We intend to incorporate ESG metrics into our fiscal year 2024 annual cash incentive plan, as stated in our proxy on page 47.

Additionally, our Compensation Committee will continue to consider incorporating operating metrics into our annual long-term incentive plan and commits to engaging with its independent compensation consultant to further assess this matter with respect to our fiscal year 2024 annual long term incentive plan.

We thank our stockholders for taking the time to share their insights, whether in person or through written correspondence, and look forward to continuing this dialogue.

Our Board continues to recommend that you vote “FOR” approval of the compensation of the company’s named executive officers.

Proxy Voting

This Amendment has been made available electronically together with the notice of Annual Meeting, Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended July 2, 2022 at www.edocumentview.com/VIAV. The Notice of Internet Availability of Proxy Materials previously sent to our stockholders contains instructions on how to access those documents and vote over the Internet. You may also access the Company’s filings through the website maintained by the SEC at http://www.sec.gov.

Your vote is important. If you have not already voted your shares, we encourage you to do so. If you have already voted your shares and do not wish to change your vote, no further action is necessary.

If you are a stockholder of record and have already voted your shares and want to change your vote at any time before the final vote deadline of 11:59 p.m. Eastern Time (9:59 p.m. Mountain Time) on November 8, 2022. You may do so by one of the following ways:
•submitting another proxy card bearing a later date;
•sending a written notice of revocation to the Company’s Secretary at 1445 South Spectrum Blvd, Suite 102, Chandler, Arizona 85286; or
•submitting new voting instructions via telephone or the internet.

For shares you hold beneficially in street name, you generally may change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee, or nominee giving you the right to vote your shares, by attending the 2022 Annual Meeting and voting in person.

Additional Information and Where to Find It

This material may be deemed to be solicitation material in respect of the solicitation of proxies from stockholders in connection with the Annual Meeting. On September 29, 2022, the Company filed the Proxy Statement and definitive form of proxy card with the Securities and Exchange Commission (“SEC”) in connection with its solicitation of proxies from the Company’s stockholders relating to the Annual Meeting. STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, THE PROXY CARD AND OTHER DOCUMENTS FILED BY THE COMPANY WITH THE SEC, INCLUDING THIS AMENDMENT, CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Stockholders can obtain copies of the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Additionally, stockholders may request a paper copy of the materials by (i) calling 1-800-962-4284 or 781-575-3120 for international callers; (ii) sending an e-mail to investorvote@computershare.com; or (iii) logging onto https://www.computershare.com/investor. There is no charge to receive the materials by mail. If requesting material by e-mail, please include the “Control Number” (located on the front page of the Notice).